**PRESS RELEASE**

Contact:

Randall E. Black
Chief Executive Officer  and President
(724) 225-2400

Citizens Financial Services, Inc. Completes Acquisition
of MidCoast Community Bancorp, Inc.

Mansfield, PA; April 17, 2020.  Citizens Financial Services, Inc. (“Citizens”) (OTC Pink “CZFS”), the holding company for First Citizens Community Bank (“FCCB”), announced today the completion of its acquisition of MidCoast Community Bancorp, Inc. (“MidCoast”), the holding company for MidCoast Community Bank (“MCB”), effective after the close of business today.  MidCoast merged with Citizens and MCB merged with FCCB, with Citizens and FCCB the resulting institutions.

In accordance with the merger agreement, MidCoast shareholders were permitted to elect to receive either 0.1065 shares of Citizens common stock, $6.50 in cash, or a combination of cash and shares of Citizens common stock for each share of MidCoast common stock owned, subject to proration and allocation to ensure that 75% of the shares of MidCoast common stock outstanding immediately before the completion of the merger were exchanged for shares of Citizens common stock and 25% were exchanged for cash as required by the merger agreement.  The election deadline was 5:00 p.m., Eastern Time, on April 8, 2020.  Based on the election results and the merger agreement, MidCoast shareholders are entitled to receive the following merger consideration in exchange for their shares of MidCoast common stock:

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Shareholders who made a valid all-stock election are entitled to receive 0.1065 shares of Citizens common stock for each of their shares of MidCoast common stock, plus cash in lieu of a fractional share based on a price of $61.00 per share, without interest;

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Cash elections were oversubscribed.  Shareholders who made a valid all-cash election or a valid mixed stock/cash election are entitled to receive $6.50 in cash, without interest, for approximately 55% of their shares of MidCoast common stock for which they made a valid cash election and 0.1065 shares of Citizens common stock for each of their remaining shares of MidCoast common stock, plus cash in lieu of a fractional share based on a price of $61.00 per share, without interest; or

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Shareholders who made no election or an invalid election are entitled to receive 0.1065 shares of Citizens common stock for each of their shares of MidCoast common stock, plus cash in lieu of a fractional share based on a price of $61.00 per share, without interest.

Citizens issued 373,356 shares of common stock as consideration in the merger and now has 3,879,365 shares of common stock outstanding as a result of the completion of the merger.

Broadridge Corporate Issuer Solutions, Inc., Citizens’ election/exchange agent, will mail to MidCoast shareholders a letter of transmittal in order to surrender their MidCoast stock certificates, if any, in exchange for the merger consideration that they are entitled to receive.  MidCoast shareholders with questions regarding their individual election results should contact Broadridge Corporate Issuer Solutions, Inc., at 1-855-793-5068 (toll-free).

Janney Montgomery Scott LLC acted as financial advisor to Citizens, and Luse Gorman, PC served as legal counsel.  Boenning & Scattergood, Inc. acted as financial advisor to MidCoast, and Barley Snyder LLP served as legal counsel.

Citizens Financial Services, Inc. is the bank holding company for First Citizens Community Bank, a Pennsylvania-chartered commercial bank.  FCCB operates 31 full-service branch offices in Pennsylvania, Delaware and New York.  For more information about Citizens and FCCB, visit its website at www.firstcitizensbank.com.

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as "believe", "plan", "expect", "anticipate", "intend", "outlook", "estimate", "forecast", "will", "should", "project", "goal", and other similar words and expressions. These forward-looking statements involve certain risks and uncertainties.  Citizens undertakes no obligation to revise these forward-looking statements or to reflect changes in events or circumstances after the date of this press release.